Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-571-8548
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600

BASIC ENERGY SERVICES REPORTS 2011 FOURTH QUARTER AND

YEAR END RESULTS

Fourth quarter revenue and Adjusted EBITDA up 2% sequentially

Earnings per diluted share of $0.58, excluding special tax item

MIDLAND, Texas – February 21, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2011.

FOURTH QUARTER 2011

Fourth quarter 2011 net income as reported was $22.5 million, or $0.54 per diluted share, compared to net income of $26.6 million last quarter and a net loss of $2.0 million in the fourth quarter of 2010. The current quarter results included a $1.3 million, or $0.04 per diluted share, tax adjustment related to the first quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 (“2014 Notes”). Excluding the impact related to this adjustment, fourth quarter 2011 operating net income was $23.8 million, or $0.58 per diluted share. This compares to the third quarter’s operating net income of $27.2 million, or $0.66 per diluted share, which excluded a tax adjustment of $631,000 related to the bond redemption of the 2014 Notes.

Fourth quarter 2011 revenue rose 2% to $354.4 million from $346.0 million in the third quarter of 2011, and increased 66% from the $212.9 million reported in the fourth quarter of 2010.

Adjusted EBITDA for the fourth quarter of 2011 rose to $100.3 million, or 28% of revenue, from $98.8 million, or 29% of revenue, in the third quarter of 2011, and $43.1 million, or 20% of revenue, in the comparable quarter of 2010. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, gain on bargain purchase price, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

2011 FULL YEAR

For the year ended December 31, 2011, Basic reported net income of $47.2 million, or $1.14 per diluted share. The reported results included a $32.0 million, or $0.77 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior $30.0 million revolving credit facility. The 2011 results also include an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding those items, Basic generated net income of $77.7 million, or $1.87 per diluted share.

For the year ended December 31, 2010, Basic reported a net loss of $43.6 million, or $1.10 per share, which included a $1.8 million after-tax gain, or $.04 per share, on an acquisition’s bargain purchase price. Excluding that item, Basic generated a loss of $45.3 million, or $1.14 per share, in 2010.

Revenues increased 71% to $1.2 billion in 2011 compared to $728.2 million in 2010. Adjusted EBITDA for 2011 was $335.4 million, or 27% of revenue, compared to $114.1 million, or 16% of revenue, for the comparable period in 2010 (which excludes 2011’s early extinguishment of debt charges and 2010’s gain on bargain purchase price).

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Our fourth quarter results capped an exceptional year for the company. Strong demand in our oil and liquids-driven markets and the impact of acquisitions and internal growth initiatives combined to produce record levels of revenue and EBITDA for the fourth quarter and the year. Those quarterly results are particularly positive indicators for 2012 as we achieved our tenth consecutive sequential quarterly increase in both metrics despite the seasonal factors which typically result in a reduction in activity at year end.

“Segment profit margins in each of our segments improved through the year as pricing gains offset cost increases. Margins in the Completion and Remedial and Fluid Services segments declined modestly in the fourth quarter due to seasonal cost increases. Sequential improvements in our Well Servicing and Contract Drilling segment margins were achieved due to lower activation and relocation costs compared to the third quarter.

“Our established presence in the largest oil and gas markets in the U.S. allowed us to relocate a substantial amount of equipment from gas markets to oilier markets over the course of the year. But we also invested heavily in building our positions in those oil and liquids markets adding new equipment and acquisitions in the Permian, Bakken, Eagle Ford and Niobrara markets. We estimate our business is now more than 70% oil and liquids based with more than 40% of our revenue derived from the Permian Basin.

“With oil prices well above the level required to support current activity, increased demand in those markets should offset continued weakness in gas related activity. While we anticipate some further relocation of equipment and competition from gas markets, we believe we are experiencing enough demand for our services to further expand our fleet. We have set a preliminary capital budget of $250 million in 2012, about 2/3 of which will fund expansion opportunities. The actual amount and allocation of our expansion capital program will depend on the market conditions as the year progresses but we anticipate devoting expansion capital of $70 million to our Fluid Services segment, $70 million to our Completion and Remedial segment and $25 million to our Contract Drilling segment. We intend to reactivate the three dozen well servicing rigs we currently have stacked so we will not need to devote substantial capital in 2012 to grow that segment.

“We also have the liquidity to consider the growing list of acquisition opportunities we anticipate becoming available over the course of the year. Deal flow has been extremely high in the last six months. We closed on the first deal of the year in January with the acquisition of Mayo Marrs Co., a five rig full-service P&A company that has been a major competitor for more than 30 years in the Permian Basin. Those five rigs, added to our existing fleet of 14 full-service P&A rigs in the Permian Basin, make us the largest provider of this service in that market.

“We anticipate sequential quarterly increases in revenue and earnings through 2012 led by expectations for strong market conditions in most of our markets and the contribution from the planned growth in our fleet. We believe we can offset cost increases to maintain margins and even see some improvement as we get past the winter months.

“I would like to congratulate our management team and thank each of our employees for their efforts in achieving the great operating and financial results we are reporting today.”

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 2% to $160.7 million in the fourth quarter of 2011 from $157.1 million in the prior quarter. In the fourth quarter of 2010, this segment generated $80.9 million in revenue. The increase in revenue was mainly due to strong demand for our services, including a full quarter of contribution from the assets acquired through the purchase of the Maverick Companies in the third quarter. Segment profit in the fourth quarter of 2011 dipped slightly to $71.7 million compared to $72.7 million in the prior quarter. Segment margin was 45% in the 2011 fourth quarter, down from 46% in the previous quarter. During the fourth quarter of 2010, segment profit was $34.9 million, or 43% of revenue. As of December 31, 2011, Basic had approximately 271,000 hydraulic horsepower (hhp), up from 269,000 hhp at September 30, 2011 and 142,000 hhp at December 31, 2010.

Fluid Services

Fluid services revenue in the fourth quarter of 2011 increased by 4% to $90.8 million compared to $87.4 million in the prior quarter. During the fourth quarter of 2010, this segment generated $66.8 million in revenue. The weighted average number of fluid services trucks rose 1% to 875 during the fourth quarter of 2011, increasing by 6 trucks from the weighted average truck count of 869 during the third quarter of 2011. The weighted average number of fluid services trucks was 782 during the fourth quarter of 2010. The average revenue per fluid service truck was $104,000 in the fourth quarter of 2011, up 3% from $101,000 in the prior quarter and up 22% compared to $85,000 in the same period in 2010. The sequential increase in revenue was primarily due to improved pricing and the growth in our truck fleet.

Segment profit in the fourth quarter of 2011 was $33.5 million, or 37% of revenue, compared to $32.7 million, or 37% of revenue, in the prior quarter and $20.8 million, or 31% of revenue, in the same period in 2010.

Well Servicing

Well servicing revenue rose slightly to $90.3 million during the fourth quarter of 2011 compared to $89.7 million in the prior quarter. In the fourth quarter of 2010, revenues were $59.0 million. Revenue from the Taylor Rig manufacturing operations, which was acquired in May 2010, was $4.0 million in both the fourth and third quarters of 2011. At December 31, 2011, the well servicing rig count was 417, unchanged from prior quarter end. The weighted average number of well servicing rigs was 417 during the fourth quarter of 2011, up from 415 during the prior quarter and 407 during the fourth quarter of 2010.

Well servicing rig utilization decreased to 73% in the fourth quarter of 2011, from 75% in the prior quarter due to the impact of the Thanksgiving and Christmas holidays and reduced daylight hours. Last year in the comparable quarter, the rig utilization rate was 56%. Excluding revenues associated with the rig manufacturing operations, revenue per well servicing rig hour rose 3% sequentially to $398 in the fourth quarter of 2011 from $386 in previous quarter, and was up 20% compared to the $331 reported in the fourth quarter of 2010.

Well servicing segment profit in the fourth quarter of 2011 rose 8% to $29.6 million from $27.5 million in the prior quarter and increased 110% from $14.1 million in the same period in 2010. Segment profit margins increased to 33% in the fourth quarter of 2011, from 31% in the previous quarter. In the comparable quarter last year, segment margins were 24%. In the fourth quarter of 2011, segment profit margins rose compared to the previous quarter due to improved pricing and lower costs for reactivating rigs.

Contract Drilling

Contract drilling revenue increased 7% sequentially to $12.5 million during the fourth quarter of 2011 compared to $11.7 million in the third quarter of 2011. During the fourth quarter of 2010, this segment produced $6.2 million in revenue. Basic operated ten drilling rigs during the fourth quarter of 2011, the same as during the previous quarter and up from six rigs in the same period in 2010. Revenue per drilling day in the fourth quarter of 2011 was $14,700, up from $14,600 in the previous quarter and $11,500 in the fourth quarter of 2010.

Rig operating days during the fourth quarter of 2011 rose 6% to 851 compared to 802 in the prior quarter. The increase in drilling days reflects the robust demand in the Permian Basin where all of our drilling rigs are located. Rig operating days were 536 in the comparable period in 2010. Segment profit in the fourth quarter of 2011 was $4.2 million, up 13% from $3.7 million in the prior quarter and up 110% from $2.0 million in the fourth quarter of 2010. Segment profit of 34% increased sequentially from 32% in the third quarter of 2011 due to improved pricing and utilization, despite one rig being down for repair for a portion of December.

G&A Expense

G&A expense in the fourth quarter of 2011 was $38.7 million, or 11% of total revenue, compared to $38.0 million, also 11% of total revenue, in the third quarter of 2011. The sequential increase in G&A expense was primarily due to higher personnel costs, including incentive-based compensation. During the fourth quarter of 2010, G&A expense was $28.9 million, or 14% of total revenue.

Depreciation and Amortization Expense/Loss on Disposal

Depreciation and amortization expense in the fourth quarter of 2011 was $45.2 million compared to $41.3 million in the third quarter of 2011. The sequential increase was mainly due to the large amount of capital additions in the fourth quarter of 2011 and a full quarter’s effect of depreciation and amortization for the four acquisitions that were completed during the third quarter. In addition, we incurred impairment charges of approximately $400,000 in the fourth quarter of 2011.

Loss on disposal of assets in the fourth quarter of 2011 was $1.1 million compared to $65,000 during the third quarter of 2011. This increase was due to the large amount of asset retirements that occurred in the fourth quarter.

Cash and Total Liquidity

Basic had a cash balance of $78.5 million at December 31, 2011, up from $71.6 million at September 30, 2011 and $47.9 million at December 31, 2010. Total liquidity was $284.7 million at the end of 2011, which included $206.2 million in availability under Basic’s $225 million credit facility.

Capital Expenditures

Total capital expenditures during 2011, including capital leases of $58 million, were approximately $280 million, comprised of $158 million for expansion projects, $109 million for sustaining and replacement projects and $13 million for other projects. Expansion capital spending included $51 million for the Completion and Remedial Services segment, $50 million for the Fluid Services segment, $50 million for the Contract Drilling segment, and $7 million for the Well Servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its fourth quarter 2011 results on Wednesday, February 22, 2012, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9819 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 7, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4510310#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,600 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited) (Unaudited)		(Unaudited)	(Audited)
Income Statement Data:
Revenues:
Completion and remedial services	$160,699	$80,944	$537,134	$261,436
Fluid services	90,806	66,765	332,010	241,164
Well servicing	90,319	59,009	333,057	204,872
Contract drilling	12,535	6,162	41,054	20,767

Total revenues	354,359	212,880	1,243,255	728,239

Expenses:
Completion and remedial services	89,046	46,010	297,276	156,573
Fluid services	57,312	45,997	211,959	178,152
Well servicing	60,707	44,939	228,723	156,885
Contract drilling	8,304	4,127	28,154	15,250
General and administrative (1)	38,736	28,864	142,264	107,781
Depreciation and amortization	45,229	33,682	154,341	135,001
Loss on disposal of assets	1,145	1,122	447	2,856

Total expenses	300,479	204,741	1,063,164	752,498

Operating income (loss)	53,880	8,139	180,091	(24,259)
Other income (expense):
Interest expense	(15,305)	(11,171)	(53,886)	(46,471)
Interest income	21	41	1,587	103
Loss on early extinguishment of debt	—	—	(49,366)	—
Gain on bargain purchase	—	—	—	1,772
Other income	83	129	525	499

Income (loss) from continuing operations before income taxes	38,679	(2,862)	78,951	(68,356)
Income tax benefit (expense)	(16,168)	894	(31,788)	24,793

Net Income (loss)	$22,511	$(1,968)	$47,163	$(43,563)

Earnings (loss) per share of common stock:
Basic	$0.55	$(0.05)	$1.17	$(1.10)

Diluted	$0.54	$(0.05)	$1.14	$(1.10)

Other Financial Data:
EBITDA (2)	$99,192	$41,950	$285,591	$113,013
Adjusted EBITDA (2)	100,337	43,072	335,404	114,097
Capital expenditures:
Acquisitions, net of cash acquired	2,399	39,966	218,347	50,278
Property and equipment	54,725	19,976	221,839	63,579

	As of
	December 31, 2011	December 31, 2010
	(unaudited)	(audited)
Balance Sheet Data:
Cash and cash equivalents	$78,458	$47,918
Net property and equipment	856,412	625,702
Total assets	1,459,928	1,029,813
Total long-term debt	748,976	474,628
Total stockholders' equity	359,703	301,923

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Segment Data:
Completion and Remedial Services
Segment profits as a percent of revenue	44.6%	43.2%	44.7%	40.1%

Fluid Services
Weighted average number of fluid services trucks	875	782	850	790
Truck hours (000's)	570.8	476.1	2,155.1	1,851.6
Revenue per fluid services truck (000's)	$104	$85	$391	$305
Segment profits per fluid services truck (000's)	$38	$27	$141	$80
Segment profits as a percent of revenue	36.9%	31.1%	36.2%	26.1%

Well Servicing
Weighted average number of rigs	417	407	414	405
Rig hours (000's)	217.1	164.4	829.6	613.4
Rig utilization rate	72.8%	56.5%	70.1%	53.0%
Revenue per rig hour, excluding manufacturing	$398	$331	$380	$319
Well servicing rig profit per rig hour	$132	$90	$119	$81
Segment profits as a percent of revenue	32.8%	23.8%	31.3%	23.4%

Contract Drilling
Weighted average number of rigs	10	6	9	8
Rig operating days	851	536	2,889	2,006
Revenue per day	$14,700	$11,500	$14,200	$10,400
Drilling rig profit per day	$5,000	$3,800	$4,500	$2,800
Segment profits as a percent of revenue	33.8%	33.0%	31.4%	26.6%

(1)	Includes approximately $2,035,000 and $1,616,000 of non-cash compensation expense for the three months ended December 31, 2011 and 2010, respectively. For the twelve months ended December 31, 2011 and 2010, it includes approximately $7,955,000 and 5,666,000 of non-cash expenses, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, gain on bargain purchase, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our gain on bargain purchase;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$22,511	$(1,968)	$47,163	$(43,563)
Income taxes	16,168	(894)	31,788	(24,793)
Net interest expense	15,284	11,130	52,299	46,368
Depreciation and amortization	45,229	33,682	154,341	135,001

EBITDA	$99,192	$41,950	$285,591	$113,013

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, gain on bargain purchase, and gain or loss on disposal of assets:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$22,511	$(1,968)	$47,163	$(43,563)
Loss on early extinguishment of debt	—	—	49,366	—
Income taxes	16,168	(894)	31,788	(24,793)
Net interest expense	15,284	11,130	52,299	46,368
Loss on disposal of assets	1,145	1,122	447	2,856
Gain on bargain purchase price	—	—	—	(1,772)
Depreciation and amortization	45,229	33,682	154,341	135,001

Adjusted EBITDA	$100,337	$43,072	$335,404	$114,097

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